EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST
DECLARES JULY CASH DISTRIBUTION

    Dallas, Texas, July 21, 2006 - Bank of America, N.A., as Trustee of the Hugoton Royalty Trust (NYSE - HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.167199 per unit, payable on August 14, 2006, to unitholders of record on July 31, 2006. The following table shows underlying gas sales and average prices attributable to the current month and prior month distributions. Underlying gas sales volumes attributable to the current month distribution were primarily produced in May.

	Underlying Gas Sales Volumes (Mcf) (a)
	Total	Daily	Average Gas Price per Mcf
Current Month Distribution	2,525,000	81,000	$6.07

Prior Month Distribution	2,458,000	82,000	$6.08

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

   Ten wells are currently being drilled on the underlying properties.  Budgeted development costs of $4,200,000 were deducted for this distribution.  Production expense for the month was $2,141,000 and overhead was $729,000.

Development Costs
Because of increased development activity and higher drilling costs, XTO Energy has advised the Trustee that it plans to increase the monthly development cost deduction from $4,200,000 to $5,000,000 beginning with the August 2006 distribution. This increased monthly deduction is expected to be maintained through the December 2006 distribution, but will be reevaluated and revised as necessary.

   For more information on the Trust, please visit our web site at www.hugotontrust.com.

* * *

Contacts:	Nancy G. Willis Vice President Bank of America, N.A. (Toll Free) 877/228-5083	Louis G. Baldwin Executive Vice President & Chief Financial Officer XTO Energy, Inc. 817/870-2800